Exhibit 10.3

March 25, 2008

Mr. Gary Dale

Dear Gary:

This letter agreement (“Amendment”) shall amend your Term Sheet dated November 15, 2007 (the “Employment Agreement”) with Take-Two Interactive Software, Inc. (“Take-Two”) as hereinafter set forth.  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.  Unless explicitly modified herein, the terms and conditions of the Employment Agreement remain in full force and effect.

Termination:                                                                        1.  The first paragraph of Section 4 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“In the event that Take-Two terminates your employment for Cause (as defined below), you shall be entitled to the applicable minimum statutory notice provisions.  In the event that Take-Two terminates your employment without Cause, Take-Two shall provide you with your contractual benefits as in effect at the time of such termination for a period of twelve months following such termination and shall pay to you an amount equal to twelve-month’s Salary at the rate then in effect in lieu of notice, which amount shall be payable in a lump sum within 30 days following the date of such termination.  In the event of such termination without Cause, Take-Two shall also pay to you in a lump sum on such date:  (i) the Termination Bonus (as hereinafter defined), if applicable; and (ii) all other earned but unpaid bonuses as of the date of such termination without Cause, if any, that would have been paid but for such termination without Cause.  For purposes of this Section, the “Termination Bonus” shall be an amount equal to (x) 25% of your annual Salary at the rate then in effect if such termination without Cause occurs on or prior to the last day of the second fiscal quarter of Take-Two’s fiscal year (“Fiscal Year”), or (y) 50% of your annual Salary at the rate then in effect if such termination without Cause occurs on or after the first day of the third fiscal quarter of a Fiscal Year; provided, however that the Termination Bonus shall only be payable with respect to Fiscal Years commencing on or after November 1, 2008.”

2.  The fourth paragraph of Section 4 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“In the event that Take-Two terminates your employment without Cause or if you terminate your employment for “good reason” in accordance with the third paragraph of Section 4 of the Employment Agreement, then all outstanding options to purchase common stock and shares of restricted stock granted to you by Take-Two shall immediately vest and become immediately exercisable, if applicable.  “Good Reason” shall also include any reduction of your salary or a material diminution of your title, duties, responsibilities or reporting or a material breach by Take-Two of the terms of this agreement, provided that you provide Take-Two with notice of any such reduction,  material diminution or material breach and Take-Two fails to cure such reduction, material diminution or material breach within 30 days of its receipt of such notice.”

3.  For purposes of the Employment Agreement, Take-Two shall have “Cause” to terminate your employment under the Employment Agreement upon (i) the continued failure by you to substantially perform your duties under the Employment Agreement after receipt of notice from Take-Two requesting such performance; (ii) your criminal conviction by plea or after trial of having engaged in criminal misconduct (including embezzlement and fraud) which is demonstrably injurious to Take-Two, monetarily or otherwise; (iii) your conviction of a felony; (iv) gross negligence on your part affecting Take-Two; or (v) your material failure to cooperate in any investigation or inquiry involving Take-Two.  Take-Two shall give written notice to you of any proposed termination for Cause, which notice shall specify the grounds for the proposed termination, and you shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (v) above (in the event you cure the event giving rise to Cause set forth in such written notice within said 30 day period, Cause for termination shall not exist).

Bonus:                                                                                                         Section 8 of the Employment Agreement is hereby amended to provide that in the event (i) you remain employed by Take-Two on, and have not given notice of termination prior to, October 31, 2008 or (ii) your employment is terminated by the Company without “Cause” prior to October 31, 2008, then you will receive a minimum bonus payment for Take-Two’s 2008 Fiscal Year equal to your Targeted Bonus, payable within 45 days following the end of the Fiscal Year or the date of such termination without Cause, whichever is earlier.

Any terms and conditions of employment set out in the Employment Agreement and not explicitly modified herein shall remain in full force and effect for the duration of your employment.  The Employment Agreement and this Amendment comprise the parties’ entire agreement and supersede any and all other agreements, either oral or in writing, between you and Take-Two with respect to your employment with Take-Two (other than Take-Two’s Employee Change in Control Severance Plan dated March 3, 2008, under which you shall be entitled to participate in accordance with its terms), and contain all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification or termination of these agreements will be effective only if in writing and signed by the party to be charged.

Please indicate your acceptance of this Amendment by signing below and returning an executed copy of this letter to me.

Please contact me with any questions or concerns.

Sincerely,

/s/ KARL SLATOFF

Karl Slatoff
Executive Vice President
Take-Two Interactive Software, Inc.

/s/GARY DALE	Date:	March 25, 2008
GARY DALE